Contact:	Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY ANNOUNCES FIRST QUARTER RESULTS

AND A REDUCTION IN ITS LONG-TERM DEBT

BATON ROUGE, Louisiana (November 4, 2002) – Piccadilly Cafeterias, Inc. (AMEX:PIC) today announced its operating results for the first quarter ended October 1, 2002, and announced it has repaid a portion of its long-term debt.  The Company incurred a net loss for the quarter ended October 1, 2002, of $(1.9) million, or $(0.17) per share, compared with net income of $91,000, or $0.01 per share, for the quarter ended September 30, 2001. Net loss from continuing operations for the quarter ended October 1, 2002, was $(1.7) million, or $(0.16) per share, compared with net income from continuing operations of $0.2 million, or $.02 per share, for the quarter ended September 30, 2001.

Effective April 1, 2002, the Company adopted a 52-53 week fiscal reporting period, resulting in a 2002 fiscal year-end date of July 2, 2002, rather than June 30, 2002. Quarterly reporting now includes 13-week periods except for 53-week years in which the fourth quarter of those fiscal years will include 14 weeks. The quarter ended October 1, 2002, includes 91 days compared with 92 days for the quarter ended September 30, 2001.

The Company’s net sales for the quarter ended October 1, 2002, were $89.6 million, compared with $96.7 million for the quarter ended September 30, 2001, a net decline of $7.1 million or 7.3%. Net sales from the first quarter of last year include $2.4 million for cafeterias closed during that quarter. This year’s first quarter was one day shorter than the first quarter of last year, lowering comparable net sales by $1.4 million. Same-store sales for the first quarter were down $3.3 million, or 3.5%.

Declines in consumer spending have resulted in a sluggish retail sector of the economy, which had a negative impact on the Company’s same-store sale comparisons. Particularly hard hit were the Company’s cafeterias located in regional shopping malls. These cafeterias comprise approximately one-half of all of the Company’s cafeterias. Same-store sales for mall cafeterias were down 5.5% for the quarter while the Company’s non-mall cafeterias were down 2.3%.

The Company’s advertising during the first quarter continued the brand positioning approach successfully launched in March, featuring the theme line, "Everybody’s got a favorite, what’s yours?" The Company spent 3.7% of sales in advertising for the quarter.

The first quarter marketing program introduced several new products and promotional programs.  Each of these efforts was oriented to increase the high-quality food reputation of the Piccadilly brand and to enhance the brand’s perception for great value. For example, the Company enhanced one of its highest selling items, catfish, by increasing the meal portion 50% from a two- to a three-piece meal for many consumers and promoting an "All-You-Can-Eat Catfish" special. These initiatives resulted in a dramatic increase in catfish consumption by Piccadilly's guests.

Notwithstanding the positive response from guests to these value initiatives, the marketing efforts did not overcome the negative impact on sales from overall sluggish consumer spending during the quarter.

Continuing the value initiatives of the first quarter, in early October the Company introduced seven new Italian specialties and two new Italian desserts, along with improved "To-Go" packaging for its take-out business. A significant number of product and promotional tests were also initiated in early October to stimulate consumer interest and pave the way for later quarters.

EBITDA for the quarter ended October 1, 2002, was $3.5 million, down $3.3 million over the prior-year first quarter.  Items that had a negative impact on the first quarter EBITDA comparison are:

•	Lower same-store net sales in the first quarter of this year.

•	One fewer day’s sales in the current quarter versus last year’s first quarter reduced EBITDA by $0.3 million.

•	Marketing expense increased from $1.6 million, or 1.7% of sales, last year to $3.3 million, or 3.7% of sales, this year.

•

The catfish promotions during the quarter increased the frequency of catfish meal sales by approximately 45% and increased the quantity of catfish consumed by guests by approximately 120%. Coincident with these promotions, the market price of catfish increased significantly, while the retail price was maintained.

Items that had a favorable impact on the first quarter EBITDA comparison are:

•	$0.4 million gain from the sale of a closed cafeteria.

•

$1.6 million decrease in team member benefit costs. Most of the decrease in team member benefit costs results from changes to the team member benefit plans made last year. Additionally, the Company realized a $0.6 million reduction in team member health insurance costs by utilizing assets from a Morrison Restaurants, Inc. benefit trust fund. That trust was originally funded through a combination of employer contributions and team member premiums. As of March 2000, all run-off claims had been paid, the trust had cash balances of $1.2 million, and the trust was effectively frozen. During the quarter, the Company reached an agreement with the Internal Revenue Service regarding the disposition of the remaining trust assets. During the quarter ended October 1, 2002, the Company used trust assets to pay team member benefit costs of $0.6 million. These payments reduced other operating expenses. The Company expects that the remaining trust assets will be used to pay team member benefit costs and will result in a $0.6 million reduction in other operating expenses during the second quarter ending December 31, 2002.

Provisions of the Company’s debt agreements require that the Company offer, subject to limitations, to repay a portion of its debt each year. The amounts of the required offers are determined by the amount of excess cash flow, as defined in the Company’s debt agreements, for the prior fiscal year. The excess cash flow offers were made at the end of the first quarter and totaled approximately $9.9 million, of which the debt holders accepted $8.7 million.

Cash balances at October 1, 2002, were $7.0 million, up $1.3 million since July 2, 2002. At October 1, 2002, the Company had debt of $47.5 million. The Company used available cash balances and a portion of the borrowing availability under its Senior Credit Facility to fund the payment on October 28 and October 31, 2002, of those excess cash flow offers that were accepted.  The Company’s long-term debt now stands at $39.2 million. The second quarter ending December 31, 2002, will include charges of $1.3 million relating to the unamortized portion of financing costs of the $8.7 million of long-term debt retired.

Ronald A. LaBorde, Chief Executive Officer, commented, "While consumer anxiety over general economic conditions undoubtedly contributed to the weaker-than-expected first quarter performance, we believe these are temporary conditions, and we remain focused on building sales and increasing guest traffic. Ours is a two-fold mission to communicate a strong and appealing brand image through marketing and facilities up-dates and to deliver a satisfying guest experience that will build guest frequency and loyalty. We will continue to build on our great Piccadilly heritage as we improve and build for the future."

Piccadilly is a leader in the family-dining segment of the restaurant industry and operates over 200 cafeterias in the Southeastern and Mid-Atlantic states. For more information about the Company visit the Company’s website at www.piccadilly.com.

The Company will provide an online Web simulcast of its first quarter of fiscal 2003 earnings conference call on November 5, 2002. The live broadcast of Piccadilly's conference call will begin at 3:00 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue through December 5, 2002. A link to these events will be available at the Company's website: www.piccadilly.com.

PICCADILLY CAFETERIAS, INC.
Reconciliation of Net Income From Continuing Operations as Reported to Income From Continuing Operations Adjusted for Certain Charges and Benefits (1) (Unaudited)
(Amounts in thousands, except per share data)

	Quarter Ended
	October 1, 2002	September 30, 2001
Net income (loss) from continuing operations as reported	$(1,735)	$194
Certain charges and (benefits) net of tax effect:
Gain from sale of property	(410)	---
Reduction of team member benefit costs from use of Trust assets	(558)	---
Loss on early retirement of debt	---	1,102
Income (loss) from continuing operations adjusted for certain charges and benefits	$(2,703)	$1,296
Income (loss) from continuing operations per share adjusted for certain charges and benefits–basic	$(.25)	$.12
Income (loss) from continuing operations per share adjusted for certain charges and benefits–assuming dilution	$(.24)	$.12

(1) Income (loss) from continuing operations adjusted for certain charges should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities or other GAAP measures of operating performance. Rather, this information is presented as a supplemental financial measure that we believe provides relevant and useful comparative information.

PICCADILLY CAFETERIAS, INC.

STATEMENTS OF OPERATIONS (Unaudited)

Piccadilly Cafeterias, Inc.
(Amounts in thousands – except per share data)
	Quarter Ended
	October 1, 2002	September 30, 2001
Net sales	$ 89,571	$ 96,640
Cost and expenses:
Cost of sales	52,857	54,451
Other operating expense	34,323	35,952
General and administrative expense	2,780	2,852
Loss on early retirement of debt	---	1,102
Interest expense	1,897	2,177
Other expense (income)	(551)	(88)
	91,306	96,446
Income (Loss) From Continuing Operations Before Income Taxes	(1,735)	194
Provision for income taxes	---	---
Income (Loss) From Continuing Operations	(1,735)	194
Discontinued operations – Loss from operations of cafeterias closed	(165)	(103)
Net Income (Loss)	$ (1,900)	$ 91

Weighted average number of shares outstanding - basic	10,875	10,511

Weighted average number of shares outstanding – assuming dilution	11,180	10,512

Income (loss) per share from continuing operations – basic	$ (.16)	$ .02

Income (loss) per share from continuing operations – assuming dilution	$ (.16)	$ .02

Discontinued operations – basic	$ (.01)	$ (.01)

Discontinued operations – assuming dilution	$ (.01)	$ (.01)

Net income (loss) per share – basic	$ (.17)	$ 0.01

Net income (loss) per share – assuming dilution	$ (.17)	$ 0.01

PICCADILLY CAFETERIAS, INC.

CONDENSED BALANCE SHEETS (Unaudited)

Piccadilly Cafeterias, Inc.
(Amounts in thousands except share data)
Balances at	October 1	July 2
	2002	2002
ASSETS
Current Assets
Cash and cash equivalents	$6,956	$5,661
Accounts and other receivables	814	952
Inventories	11,148	11,286
Other current assets	1,201	1,541
Total Current Assets	20,119	19,440
Property, Plant and Equipment	241,772	243,416
Less allowances for depreciation	146,010	144,021
Net Property, Plant and Equipment	95,762	99,395
Goodwill	3,705	3,705
Other Assets	10,773	11,155
Total Assets	$130,359	$133,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long term debt, net of $712,000 and $766,000 unamortized discount at October 1, 2002 and July 2, 2002, respectively	$8,920	$9,112
Accounts payable	6,530	7,831
Accrued interest	2,216	984
Accrued salaries, benefits and related taxes	12,260	12,973
Accrued rent	3,414	3,502
Other accrued expenses	4,879	4,592
Total Current Liabilities	38,219	38,994

Notes Payable, net of $2,809,000 and $2,927,000 unamortized discount at October 1, 2002 and July 2, 2002, respectively	35,059	34,695
Reserve for Cafeteria Closings	3,984	5,163
Other Noncurrent Liabilities, less current portion	8,157	8,039
Minimum Pension Liability	22,538	22,538

Shareholders’ Equity
Preferred Stock, no par value; authorized 50,000,000 shares; issued and outstanding: none	---	---
Common Stock, no par value, stated value $1.82 per share; authorized 100,000,000 shares; issued and outstanding: 10,880,807 shares at October 1, 2002 and 10,880,453 shares at July 2, 2002	19,783	19,782
Additional paid-in capital	18,506	18,506
Retained earnings	6,651	8,680
	44,940	46,968
Less treasury stock at cost: 14,864 Common Shares at July 2, 2002	---	164
Less accumulated other comprehensive loss	22,538	22,538
Total Shareholders’ Equity	22,402	24,266
Total Liabilities and Shareholders' Equity	$130,359	$133,695